Exhibit 3.2.2

Certificate of Incorporation On change of name I hereby certify that GRIFOLS WORLDWIDE WAREHOUSE AND OPERATIONS LIMITED having, by a Special Reslution of the Company, and with the approval of the Registrar of Companies, changed its name, is now incorporated as a limited company under the name GRIFOLS WORLDWIDE OPERATION LIMITED and I have entered such name on the Register accordingly. Given under my hand at Dublin, this Monday, the 3rd day of December, 2012 for Registrar of Companies